Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in pre-effective amendment no. 2 to the registration statement on Form S-4 (the “Registration Statement”) of Royale Energy, Inc. of our reports, dated February 22, 2017, to the Royale Energy Holdings, Inc. interest with respect to estimates of oil and gas reserves and future revenue thereof, as of December 31, 2016, and the information contained therein.  We further consent to all references to our firm, in the form and context in which such references appear, including under the heading "Experts" in Offering Statement

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons
By: ___________________________________
Danny D. Simmons,  P.E. 45270
President and Chief Operating Officer

Houston, Texas
June 16, 2017

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